As filed with the Securities and Exchange Commission on August 20, 2008
Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEKTAR THERAPEUTICS
(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-3134940
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
201 Industrial Road
San Carlos, California 94070
(Address, Including Zip Code, of Principal Executive Offices)

Nektar Therapeutics
2008 Equity Incentive Plan
(Full Title of the Plan)

Howard W. Robin
Chief Executive Officer, President and Director
Nektar Therapeutics
201 Industrial Road
San Carlos, CA 94070
(650) 631-3100
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
COPY TO:

Sam Zucker, Esq.
O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, CA 94025

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of	Amount	Offering	Aggregate	Amount Of
Securities	To Be	Price	Offering	Registration
To Be Registered	Registered	Per Share	Price	Fee
Common Stock, $0.0001 par value per share	9,000,000(1) shares	$4.61(2)	41,490,000(2)	$1,631(2)

(1)	This Registration Statement covers, in addition to the number of shares of Nektar Therapeutics, a Delaware corporation (the “Company” or the “Registrant”), common stock, par value $0.0001 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Nektar Therapeutics 2008 Equity Incentive Plan (the “Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)	Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on August 18, 2008, as quoted on the Nasdaq Global Market.
The Exhibit Index for this Registration Statement is at page 8.

PART I
INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS
     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference
     The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:
(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2007, filed with the Commission on February 29, 2008 (Commission File No. 000-24006);

(b)	The Company’s Quarterly Reports on Form 10-Q for its fiscal quarters ended June 30, 2008 and March 31, 2008, filed with the Commission on August 8, 2008 and May 9, 2008, respectively (Commission File No. 000-24006);

(c)	The Company’s Current Reports on Form 8-K, filed with the Commission on February 12, 2008 (with respect to Items 2.05 and 5.02 only), February 15, 2008, February 29, 2008 (with respect to Item 5.02 only), April 9, 2008, April 25, 2008, May 22, 2008, June 11, 2008 and August 7, 2008 (Commission File No. 000-24006); and

(d)	The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on May 2, 1994 (Commission File No. 000-24006), and any other amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.
Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     Not applicable.

Item 6. Indemnification of Directors and Officers
     Under Section 145 of the Delaware General Corporation Law, the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.
     The Company’s certificate of incorporation, as amended, provides for the elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to the Company and its stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such an injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Company, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for any transaction from which the director derived an improper personal benefit and for violating Section 174 of the Delaware General Corporation Law. The provision does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.
     The Company has entered into agreements with its directors and executive officers that require the Company to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Company or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.
Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8. Exhibits
     See the attached Exhibit Index at page 8, which is incorporated herein by reference.
Item 9. Undertakings
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Carlos, State of California, on August 20, 2008.

Nektar Therapeutics
By:	/s/ Howard W. Robin
Howard W. Robin
Chief Executive Officer and President
POWER OF ATTORNEY
     Each person whose signature appears below constitutes and appoints Howard W. Robin and John Nicholson, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Howard W. Robin Howard W. Robin	Chief Executive Officer, President and Director	August 20, 2008
(Principal Executive Officer)

/s/ John Nicholson	Senior Vice President,	August 20, 2008
John Nicholson	Finance and Chief Financial Officer (Principal Financial
and Accounting Officer)

Signature	Title	Date

/s/ Robert B. Chess	Chairman of the Board of Directors	August 20, 2008
Robert B. Chess

/s/ Michael A. Brown	Director	August 20, 2008
Michael A. Brown

/s/ Hoyoung Huh	Director	August 20, 2008
Hoyoung Huh

/s/ Joseph J. Krivulka	Director	August 20, 2008
Joseph J. Krivulka

/s/ Christopher A. Kuebler	Director	August 20, 2008
Christopher A. Kuebler

/s/ Irwin Lerner Irwin Lerner	Director	August 20, 2008

/s/ John S. Patton	Director	August 20, 2008
John S. Patton, Ph.D.

/s/ Susan Wang	Director	August 20, 2008
Susan Wang

/s/ Roy A. Whitfield	Director	August 20, 2008
Roy A. Whitfield

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

4.	Nektar Therapeutics 2008 Equity Incentive Plan. (Filed as Exhibit A to the Company’s Proxy Statement filed with the Commission pursuant to Section 14(a) of the Exchange Act on April 29, 2008 (Commission File No. 000-24006) and incorporated herein by this reference.)

5.	Opinion of O’Melveny & Myers LLP (opinion re legality).

23.1	Consent of independent registered public accounting firm.

23.2	Consent of Counsel (included in Exhibit 5).

24.	Power of Attorney (included in this Registration Statement under “Signatures”).